Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

           We consent to the incorporation by reference in this Registration Statement of Thoratec Corporation on Form S-8 of our reports dated March 7, 2003, (which reports express unqualified opinions and include reference to the adoption of a new accounting principle in 2002), relating to the consolidated financial statements of Thoratec Corporation and subsidiaries as of and for the years ended December 28, 2002 and December 29, 2001, appearing in the Annual Report on Form 10-K of Thoratec Corporation for the year ended December 28, 2002.

/s/Deloitte & Touche, LLP

San Francisco, California

June 18, 2003